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                                                                   Exhibit 23.01







                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-4290, 333-83007, 333-65502,
333-52907 and 333-55470) of Tollgrade Communications, Inc. of our report dated November 20, 2001 relating to the statements of net asset sold as of September 30, 2001 and 2000 and the related statements of net sales, cost of sales and direct operating expenses for the years ended September 30, 2001 and 2000 of LoopCare Software Product Unit of Lucent Technologies Inc., which appears in the Current Report on Form 8-K of Tollgrade Communications, Inc. dated December 13, 2001.


PricewaterhouseCoopers LLP

Florham Park, New Jersey
December 13, 2001